Exhibit 99.1

Genesis Fluid Solutions Expands its Business Strategy as it Enters the Growing Energy Efficiency Industry

Two high-profile executives join the Genesis team to drive organic growth and to aggressively pursue strategic acquisitions; new share count reduced to approximately 11.5 million shares

Colorado Springs, Colo., Aug. 31, 2010—Genesis Fluid Solutions Holdings, Inc. (OTCBB: GSFL) announced today it will begin competing in the energy efficiency industry by providing solutions which reduce energy use for buildings. The Board of Directors said its strategy includes the acquisition of companies with synergistic building efficiency technologies and the retention of two top-flight executives who specialize in mergers and acquisitions.

“The energy efficiency sector for buildings offers the greatest growth opportunity for business now and into the next decade. Owners of buildings, large and small, are motivated to invest in building efficiency technologies as the price of water and energy continues to rise exponentially. The trends in Green Construction also demonstrate that sustainable design for new buildings has become the norm,” said Director Robert Stempel, retired CEO and Chairman of GM.

Subject to shareholder approval, the Board plans to change Genesis Fluid Solutions Holdings, Inc. to Blue Earth, Inc., and relocate the Company to Nevada from Delaware. The Board’s decision to change the company name to Blue Earth, Inc., (blue is the new green after all) reflects its strategy to broaden the Company’s focus to develop and acquire cutting-edge technologies across the clean energy industry. The distribution of these technologies is expected to be accelerated through strategic OEM agreements, acquisitions and joint ventures with energy management companies that have an established client base and the infrastructure to support the growing demand.

The Board believes relocating to Nevada, a state known for fostering company growth and success, will enable Genesis to more easily pursue its ambitious but achievable goals. A shareholder conference call will take place before the end of September 2010 to introduce the new executive team and business strategy.

Initially, management intends to focus on the opportunities provided by the Federal Government's "Green Building Programs" as well as by the various utility rebate initiatives.

"We believe that the most expeditious way to reach our target clients is by working with utilities across the nation to customize programs that not only address the needs of our end users but also the needs of the utilities.  By providing a simple process by which one can reduce the cost of acquiring energy efficient technology, we are confident that we can dramatically increase the speed of adoption which will result in a triple win...for the utility, for the end user and, most importantly, for the environment!" said Director John Freshman, co-author of the original Clean Water Act.

In order to aggressively pursue this acquisition strategy, Genesis has retained two executives highly experienced in mergers and acquisitions, Dr. Johnny Thomas and Mr. John Francis. Together they built a company with annual revenues of over $350 million in fewer than four years by acquiring 34 companies. Dr. Thomas has assumed the role of CEO, replacing Michael Hodges, and Mr. Francis has accepted the role as Vice President of Corporate Development and Investor Relations.

“John and I are honored to be a part of a team with such remarkable business acumen and passion for contributing to a more sustainable environment. With such disconcerting scientific reports about the environmental destruction which carbon dioxide causes,” Dr. Thomas said, “innovative business ideas are able to provide solutions to our most dire problems, as evidenced by the rise of Green Construction and the effectiveness of various building efficiency technologies. It is exciting to be part of an industry which is addressing environmental concerns of a global nature while building a formidable company".

Mary M. Losty, a Director since October 2009, an investor in Genesis and a Director for several technology and nonprofit organizations, has been elevated to Chairwoman, replacing Mr. Hodges. In addition to Chairwoman Losty, the Board will include Mr. Stempel and Mr. Freshman for a total of three Directors.

In conjunction with Genesis’ new business strategy and management team, it will also spin out its legacy water technology business to the original management and shareholders. In exchange for 100 percent ownership of the business, they have returned over 8 million shares, options, and warrants to the Treasury, which reduces the share count to approximately 11.5 million shares. Genesis will retain a royalty on all revenues generated by the legacy business until it receives a total of $15 million.

 Chairwoman Losty said, “We are impressed by the elegant yet comprehensive nature of Michael Hodges’ dewatering technology, and we wish to thank him for his relentless dedication to the restoration of the world’s waterways. It has been a great pleasure to work with a true visionary like Michael Hodges!

Finally, we wish to thank our loyal shareholders for their continued support while we selectively evaluated a multitude of growth opportunities. We firmly believe that with our highly-skilled management team and proactive Board of Directors, in addition to our clean capital structure and strong cash position, we will execute on our strategic vision and build a world-class business that will not only significantly increase shareholder value but also prove to be a true force in the building efficiency sector.”

Cautionary Statement Relevant to Forward-Looking Information

Some of the items discussed in this press release are forward-looking statements about Genesis’ activities. Words such as “anticipates”, “expects”, “plans”, “projects”, “believes”, “seeks”, “estimates”, and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. These and other risks are described in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Genesis undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

On May 11, 2009 and ending May 10, 2011, Liviakis Financial Communications, Inc. (“LFC”) was retained by Genesis in various consulting capacities including strategic management planning, investor relations and other business development responsibilities. In lieu of paid expenses, salaries or commissions, LFC may be compensated in restricted shares of stock totaling as much as 1,140,000. Officers and employees of LFC may buy or sell shares of Genesis prior, during or after this release. LFC advises Genesis but does not provide investment advice. LFC is not a registered investment advisor or broker-dealer. All material provided regarding Genesis including, but not limited to its history, corporate status and other developments was prepared using information approved and signed off by Genesis management as approved for public dissemination. Although the information contained herein is believed to be reliable, LFC makes no warranties as to the accuracy of the description of any of the content herein and accepts no liability for how readers may choose to utilize it.

Investor Relations Contact:

Liviakis Financial Communications, Inc.
John Liviakis
(415) 389-4670

John@Liviakis.com
www.liviakis.com